40735
                                                            EXHIBIT NO. 99.10(b)

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 2-50409 of MFS Series Trust IX of our reports each dated June 8, 2001 appearing in the annual reports to shareholders for the year ended April 30, 2001, of MFS Emerging Opportunities Fund, MFS Large Cap Value Fund and MFS High Quality Bond Fund and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, all of which are part of such Registration Statement.


                                              ERNST & YOUNG, LLP
                                              ------------------
                                              Ernst & Young, LLP

Boston, Massachusetts
August 24, 2001